EX-28.h.2.z

DFA INVESTMENT DIMENSIONS GROUP INC.

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

ADDENDUM NUMBER 29

THIS ADDENDUM (“Addendum No. 29”) is made as of the 12th day of March, 2010, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (“DFAIDG”), and PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. (formerly, PFPC Inc.), successor to “Provident Financial Processing Corporation” (“PNC”).

WITNESSETH:

WHEREAS, DFAIDG is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

WHEREAS, DFAIDG has retained PNC to provide certain administration and accounting services to DFAIDG pursuant to an Administration and Accounting Services Agreement, dated June 19, 1989, as amended (the “Agreement”), which, as of the date hereof, remains in full force and effect; and

WHEREAS, Paragraph 18 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought; and

WHEREAS, the parties wish to modify the procedures relating to the provision of pricing information to Mercer HR Services, LLC (formerly Putnam Fiduciary Trust Company) as such procedures are set forth in Schedule B attached to Addendum Number 15 to the Agreement (“Addendum No. 15”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1. Schedule B attached to Addendum No. 15 shall be amended and restated in its entirety as set forth in Schedule B attached to this Addendum No. 29

2. In all other respects, Addendum No. 15 shall remain unchanged and in full force and effect.

3. This Addendum No. 29 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum No. 29 to the Agreement to be executed by their duly authorized officers designated below on the day and year first written above.

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ David R. Martin
Name:	Dave Martin
Title:	VP and Chief Financial Officer

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Senior Vice President

SCHEDULE B

REMOTE PRICING PROCEDURES

FOR

MERCER HR SERVICES, LLC

(FORMERLY, PUTNAM FIDUCIARY TRUST COMPANY)

Price information shall be provided by PNC to Mercer HR Services, LLC as follows:

(1)	PNC.shall transmit the following information by 7:30 P.M. Eastern time on each Business Day:

i. the net asset value for each Fund at the Close of Trading each Business Day;

ii. the amount of dividend and capital gains distributions for each Fund as it arises;

iii. the daily accrual for interest rate factor (mil rate) with respect to Funds which declare dividends daily.

(2) In the event that PNC is unable to provide the information set forth above via electronic mail and facsimile by the deadline set forth above on a particular Business Day, PNC will call Mercer HR Services, LLC via telephone, at one of the telephone numbers indicated below to provide the information set forth above.

(3) In the event that a net asset value for a Fund cannot be determined by PNC prior to 7:20 P.M. Eastern time, PNC shall attempt to contact DFAIDG’s Chief Operating Officer (currently, Pat Keating) and/or one of the Vice Presidents of Investment Operations who is in charge of client purchases or redemptions (currently, Tina LaRusso and Carmen Palafox) to determine the net asset value(s) to transmit to Mercer HR Services, LLC if PNC cannot determine a net asset value for a Fund prior to 7:30 P.M. Eastern time. PNC is entitled to rely on the net asset value(s) provided by any one of the foregoing individuals without contacting the remaining individuals.

(4) If PNC cannot determine a net asset value for a Fund prior to 7:30 P.M. Eastern time, and PNC cannot reach any of the personnel referenced in the foregoing item (3) prior to 7:30 P.M. Eastern time, PNC shall transmit to Mercer HR Services, LLC by 7:30 P.M. Eastern time the net asset value from the prior trading day for such Fund.

Pricing Contacts:

Mercer HR Services, LLC

Telephone Numbers:

Primary Number: Ken Hooper (857) 362-5563 Secondary Number: Victor Gordon (857) 362-6070